Information Sharing Agreement

This Agreement is entered into by and between National Life Insurance Company ("National Life") and the Sentinel Variable Products Trust ("Trust") as of April 17, 2007.

Preliminary Statements

1. National Life, the Trust and Equity Services, Inc. have entered into a Participation Agreement dated July 27, 2000 under which series of the Trust are available through National Life's variable life and annuity products ("Participation Agreement").

2. National Life and the Trust wish to enter into this Agreement in connection with the Participation
Agreement and in compliance with Rule 22c-2 under the Investment Company Act of 1940, as amended.

Agreements

1. Agreement to Provide Information. National Life agrees to provide the Trust and/or its designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all beneficial owners of the Funds ("Shareholders"), and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders (if known), and transaction type
(purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Trust's shares ("Shares") held through an account maintained by National Life during the period covered by the request.

2. Period Covered by Request. Unless otherwise directed by the Trust, National Life agrees to provide the information specified above for each trading day.

3. Form and Timing of Response. National Life agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on National Life's books and records, National Life agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Trust promptly; or (iii) if directed by the Trust, block further purchases of Shares from such accountholder. In such instance, National Life agrees to inform the
Trust whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

4. Limitations on Use of Information. The Trust agree not to use the information received under this section for marketing or any other similar purpose without National Life's prior consent.

5. Agreement to Restrict Trading. National Life agrees to execute written instructions from the Trust or its designee to restrict or prohibit further purchases or exchanges of Shares by Shareholders that have been identified by the Trust as having engaged in transactions of Shares

(directly or indirectly through National Life's account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

6. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholders or the Shareholders' account(s) or other agreed upon information to which the instruction relates.

7. Timing of Response. National Life agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by National Life.

8. Confirmation by Intermediary. National Life will provide written confirmation to the Trust or its designee that instructions have been executed. National Life agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

9. Definitions. For purposes of this section, "Funds" does not does include the SVPT Money Market
Fund or any other money market fund. The term "shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by you. The term "written" includes electronic writings and facsimile transmissions.

10. Governing Law. The Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Vermont.

11. Amendments and Assignments. This Agreement may only be amended in a writing signed by both parties. Neither party shall assign this Agreement without the prior written consent of the other party provided, however, that either party may assign this Agreement to an affiliated entity or a third party in connection with a merger, acquisition, reorganization or the sale or transfer of all or substantially all of its assets to such third party. Subject to the foregoing, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, all successors, executors, heirs, representatives, administrators and assigns.

NATIONAL LIFE INSURANCE COMPANY	SENTINEL VARIABLE PRODUCTS
/s/ Gregory H. Doremus
Senior Vice President	/s/ Christian W. Thwaites
President & Chief Executive Officer

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